Exhibit 10.1

CPI CARD GROUP INC.

OMNIBUS INCENTIVE PLAN

CASH PERFORMANCE UNIT AGREEMENT

This CASH PERFORMANCE UNIT AGREEMENT (this “Agreement”) is made effective as of March 22, 2017 (the “Grant Date”) by and between CPI Card Group Inc., a Delaware corporation (the “Company”), and ___________________ (the “Participant”), pursuant to the CPI Card Group Inc. Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company has adopted the Plan to grant Awards from time to time to certain key Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates;

WHEREAS, the Participant is an Eligible Recipient as contemplated by the Plan; and

WHEREAS, the Committee has determined that it is in the interest of the Company to grant this Award to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.         Grant of Cash Performance Units. Subject to and upon the terms and conditions set forth in this Agreement and in the Plan, the Committee has granted to the Participant [____ (__)] cash performance units (“Cash Performance Units”) on the Grant Date and the Participant hereby accepts the grant of the Cash Performance Units as set forth herein. The target performance value of each Cash Performance Unit is $1.00 (the “Target Performance Value”). Each Cash Performance Unit entitles the Participant to a cash payment based on the Target Performance Value and the Company’s Stock Price Performance during the applicable Performance Sub-Period (each as defined below). The Participant will receive payment with respect to up to one-third (1/3) of the Cash Performance Units for each Performance Sub-Period, depending on performance. Except as otherwise provided herein, the Cash Performance Units shall have no value until the applicable vesting date. To the extent that the Committee determines that Code Section 162(m) applies to any portion of this Award, (a) such portion(s) of this Award shall be contingent upon shareholder approval of the Plan in accordance with Code Section 162(m) and the regulations promulgated thereunder and shall comply with such other requirements as necessary to qualify as “performance-based compensation” under Code Section 162(m) and (b) if any portion(s) of this Award would not be deductible under Code Section 162(m), no payment will be made with respect to such portion(s) of the Award.

2.         Definitions.  For purposes of this Agreement:

(a)     “Award Percentage” means a percentage determined pursuant to the table below, based on the Company’s Stock Price Performance:

Payout Level	Award Percentage	Stock Price Performance
Threshold	50%	-25% or below
	60%	0%
Target	100%	20%
	125%	50%
	150%	100%
Maximum	200%	150% or more

Note: To the extent that the Stock Price Performance is in between the percentages listed in the table above, the applicable Award Percentage will be interpolated on a straight-line basis.

(b)     “Closing Stock Price” means the average of the closing prices of the Company’s Common Stock for each trading day during the thirty (30) day trading period immediately preceding and including the last day of the Performance Sub-Period.

(c)     “Opening Stock Price” means the average of the closing prices of the Company’s Common Stock for each trading day during the thirty (30) day trading period immediately preceding and including the Grant Date.

(d)     “Performance Period” shall mean the period commencing on the Grant Date and ending on the third (3rd) anniversary of the Grant Date.

(e)     “Performance Sub-Period” shall mean the sub-periods comprising the Performance Period, lasting from the Grant Date through, respectively, (i) the first (1st) anniversary of the Grant Date, (ii) the second (2nd) anniversary of the Grant Date and (iii) the third (3rd) anniversary of the Grant Date.

(f)     “Stock Price Performance” means the result (positive or negative) of the following formula (expressed as a percentage): (A – B)/B, where “A” equals the Closing Stock Price and “B” equals the Opening Stock Price. For purposes of illustration only, if, for a Performance Sub-Period, the Opening Stock Price were $10.00 and the Closing Stock Price were $12.00, the Stock Price Performance would be 20% (or (12-10)/10)).

3.         Timing and Form of Payment. Within two and one-half (2½) months following  the end of each Performance Sub-Period, but in no event later than the end of the calendar year following the year in which the Performance Sub-Period ends, the Company will pay the Participant an amount equal to (a) the product of the applicable number of Cash Performance Units and the Target Performance Value, multiplied by (b) the Award Percentage. The amount payable hereunder shall be subject to tax withholding as required by Section 6.

4.         Termination of Service.

(a)     Continuous Service Required. Except as may otherwise be provided in the Participant’s employment or other services agreement with the Company (if applicable) or as otherwise provided herein, the Cash Performance Units for a Performance Sub-Period may be earned only if the Participant has remained in continuous service with the Company or a Subsidiary or Affiliate thereof, as applicable, whether as an Employee, Director or Consultant (“Service”), from the beginning through the end of the applicable Performance Sub-Period. Upon a termination of the Participant’s Service for any reason (including for or without Cause or due to the Participant’s voluntary resignation for any reason) other than due to the Participant’s (i) death or Disability or (ii) Qualifying Termination (as defined below), the Participant shall forfeit all Cash Performance Units that have not vested prior thereto (i.e., the Participant shall forfeit the Cash Performance Units for the Performance Sub-Period in which the termination of Service occurs and any subsequent Performance Sub-Period that has not been completed) and shall not be entitled to receive any distribution with respect to such Cash Performance Units.

(b)     Termination due to Death or Disability. Notwithstanding the foregoing, in the event that the Participant’s Service terminates by reason of the Participant’s death or Disability prior to the end of the Performance Period, any unvested Cash Performance Units shall vest in full as of the date of such termination of Service at the greater of (i) the actual Award Percentage achieved for the immediately preceding Performance Sub-Period or (ii) the target Award Percentage; provided that, if the Participant’s Service terminates by reason of the Participant’s death or Disability prior to the end of the first Performance Sub-Period, any unvested Cash Performance Units shall vest in full at the target Award Percentage.

5.        Qualifying Terminations Following a Change in Control.

(a)       Qualifying Termination. Notwithstanding any language in the Plan or the Participant’s employment or other services agreement with the Company to the contrary, the Cash Performance Units will not vest solely upon a Change in Control unless such Cash Performance Units are not assumed by the Company’s successor or converted to an equivalent value award upon substantially the same terms effective immediately following the Change in Control.  However, the Cash Performance Units will vest in their entirety at the greater of (i) the actual Award Percentage achieved for the immediately preceding Performance Sub-Period or (ii) the target Award Percentage if the Participant experiences a Qualifying Termination.  A “Qualifying Termination” occurs if, within two (2) years following a Change in Control, the Participant’s Service is terminated (x) by the Company without Cause or (y) by the Participant for Good Reason.

(b)       For purposes of this Agreement, “Good Reason” shall have the same meaning set forth in the Participant’s employment or other services agreement with the Company.  If the Participant is not party to such an agreement that defines such term, “Good Reason” shall mean the occurrence of any of the following circumstances or events:

(i)     a material reduction by the Company of the Participant’s base compensation (other than pursuant to an across-the-board reduction in base compensation applicable to similarly situated service providers of the Company);

(ii)    the transfer of the Participant’s principal place of Service to a location fifty (50) or more miles from its location immediately preceding the transfer; or

(iii)   the material diminution by the Company of the Participant’s duties or responsibilities with respect to his or her Service.

(c)       The Participant will provide the Company with written notice describing which of the circumstances above is cause for the Good Reason termination within thirty (30) calendar days after the occurrence of the event giving rise to the notice.  The Company will have thirty (30) calendar days from the receipt of such notice to cure the event prior to the Participant exercising his or her right to terminate for Good Reason and, if not cured, the Participant’s termination will be effective upon the expiration of such cure period.

6.         Tax Withholding.  The Company or any Affiliate thereof shall have the power to withhold, or require the Participant to remit to the Company or such Affiliate thereof, cash that would otherwise be distributable to the Participant with respect to the Cash Performance Units in an amount sufficient to satisfy the federal, state, and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer payment of cash until such requirements are satisfied.

7.        Non-Competition, Non-Solicitation and Non-Disparagement.

(a)       Restrictive Covenants. In exchange for good and valuable consideration, including the Cash Performance Units granted herein, the sufficiency of which is acknowledged, the Participant agrees as follows (the “Restrictive Covenants”):

(i)        Non-Competition and Non-Solicitation. During the period of the Participant’s Service and for one (1) year following the termination thereof, the Participant shall not and shall cause each of his or her Affiliates not to:

(A)     enter into or engage in any business that competes with the Business within the Restricted Territory;

(B)     solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business within the Restricted Territory or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business within the Restricted Territory;

(C)     solicit, divert, entice or otherwise take away any employees, customers, former customers, active prospects, business, patronage or orders of the Company or any Subsidiary within the Restricted Territory or attempt to do so; or

(D)     counsel, promote or assist, financially or otherwise, any person engaged in any business that competes with the Business within the Restricted Territory.

(ii)       Non-Disparagement. The Participant shall not, during the period of his or her Service or at any time thereafter, disparage, denigrate or harass the Company, any of its Affiliates or any of their respective agents, employees, managers, shareholders, directors, officers, or partners.

(iii)     Other Covenants. For the avoidance of doubt, the Restrictive Covenants are in addition to, and not in lieu of, any restrictive covenants to which the Participant may otherwise be subject, whether under the terms of his or her employment or services agreement or otherwise.

(iv)       Acknowledgement. The Participant acknowledges that these Restrictive Covenants are reasonably necessary to protect the Company’s and its clients’ and business partners’ legitimate business interests.  The Participant also acknowledges that by serving in the position of ____________________, he/she is in an executive/management level position and has been entrusted with access to trade secrets and confidential information that, if made available to non-Company employees, would cause irreparable harm to the Company because of the significant time, effort, and expense the Company expended in developing such trade secrets and confidential information.

(b)       Definitions. For purposes of this Agreement:

(i)       “Business” means manufacturing, personalizing, designing, fulfilling, packaging, distributing, selling and marketing plastic cards, including, without limitation, credit cards, debit cards, ATM cards, loyalty cards, gift cards, membership cards, gaming cards, player tracking cards, casino cards, hotel key cards, access cards, ID cards, contactless cards, prepaid cards, chip cards, EMV cards, dual interface cards, and blank cards; and

(ii)       “Restricted Territory” means (A) the United States, Canada, Mexico, Europe and the United Kingdom; and (B) the geographic area, whether within or outside of the geographic area described in clause (A), in which reside any customers with which the Participant had any contact or for which the Participant had any responsibility (whether indirect, direct or advisory) at the time of the Participant’s termination of Service or at any time during the two (2) year period prior to such termination.

(c)       Reasonableness of Restrictions. The Participant agrees that the scope and duration of the Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company. The Participant also agrees that these Restrictive Covenants will not preclude the Participant from obtaining other gainful employment in his or her profession.

(d)       Remedies for Breach.

(i)     Forfeiture of Cash Performance Units. In the event of the Participant’s breach of any of the Restrictive Covenants, the Cash Performance Units (whether vested or unvested) shall immediately be forfeited and the Participant may be required to repay any amount previously paid to the Participant by the Company with respect to a vested Cash Performance Unit.

(ii)     Other Relief. In the event of the Participant’s actual or threatened breach of this Agreement, the Participant agrees that the Company will be entitled to provisional and injunctive relief in addition to any other available remedies at law or equity.

8.        Nontransferability of Cash Performance Units. The Cash Performance Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a permitted transferee.

9.       Beneficiary Designation. The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime.

10.     Transfer of Data.  The Participant consents to the Company or any Affiliate thereof processing data relating to the Participant for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data relating to the Participant. The Company may make such information available to any Affiliate thereof, those who provide products or services to the Company or any Affiliate thereof (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company or the business in which the Participant works, and as may be required by law.

11.     Compliance with Applicable Laws and Regulations.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to pay amounts due hereunder unless and until the Company is advised by its counsel that such payment is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which the Common Stock is traded. The Company may require, as a condition of such payment, and in order to ensure compliance with such laws, regulations and requirements, that the Participant make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.  In addition, to the extent that all or any portion of any payment otherwise due hereunder would not be deductible by the Company for federal tax purposes (irrespective of whether the Company would, in fact, have the ability to take advantage of such deduction), then the Company reserves the right to reduce or eliminate such payment to an amount that would be deductible by the Company for federal tax purposes.

12.     No Guarantee of Continued Service. Nothing in the Plan or in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

13.     No Rights as a Shareholder. The Cash Performance Units represent only the right to receive cash pursuant to the terms hereof, shall not represent an equity security of the Company and shall not carry any voting or dividend rights.

14.     Interpretation; Construction. Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

15.     Amendments. No amendment, alteration or termination of the Plan may, without the written consent of the Participant, impair the rights of the Participant under this Agreement. This Agreement may be amended as provided under the Plan, but except as provided in the Plan, no such amendment will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under this Award.

16.       Miscellaneous.

(a)       Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed, certified or registered mail with postage prepaid, (C) sent by next-day or overnight mail or delivery, or (D) sent by fax, as follows:

(i)        If to the Company:

CPI Card Group Inc.
10026 West San Juan Way
Littleton, CO 80127
Attention:  Chief Human Resources Officer
Phone:  303-345-2424

(ii)       If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b)       Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)       No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d)       Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this. Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(e)       Code Section 409A Compliance. The Cash Performance Units are intended to be exempt from or comply with the requirements of Code Section 409A and this Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement, to the extent that the Committee determines that any portion of the Cash Performance Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Cash Performance Units in order to cause such portion of the Cash Performance Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(f)       Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. The Company and the Participant agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.

(g)       Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(h)       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(i)       Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

—  Signature page follows  —

Notwithstanding anything in this Agreement or in the Plan to the contrary, the Committee hereby reserves the right, in its sole discretion, to terminate and cancel this Award if the Participant fails to accept this Agreement on or prior to May 5, 2017.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

CPI CARD GROUP INC.

By: CPI Card Group Inc.

PARTICIPANT

Accepted via electronic acceptance

Name: